EXHIBIT D-4

[McClane, Graf, Raulerson & Middleton Letterhead]

SARAH B. KNOWLTON
Internet: sarah.knowlton@mclane.com

October 9, 2002

By Hand Delivery

Debra A. Howland
Executive Director and Secretary
New Hampshire Public Utilities Commission
8 Old Suncook Road
Concord, NH 03301

  Re:  Energy North Natural Gas, Inc. d/b/a KeySpan Energy Delivery New England and Northeast Gas Markets LLC

Dear Ms. Howland:

Pursuant to RSA 366:3, I enclose for filing with the Commission an Agency Agreement and a Management Services Agreement between Northeast Gas Markets, LLC (“NEGM”) and Energy North Natural Gas, Inc. d/b/a KeySpan Energy Delivery New England (“KeySpan”), among other parties. These Agreements were fully executed on August 14, 2002.

Under these agreements, NEGM, a KeySpan affiliate, will act as KeySpan’s agent and perform management services for it with respect to the import of natural gas from Western Canada under a gas sales agreement between KeySpan and EnCana Corporation.

Thank you for your assistance with this matter. Please call me should you have any questions about this matter.

                                        Very truly yours,

                                        _______/s/_______
                                        Sarah B. Knowlton
Enclosures

cc: Thomas O'Neill, Esq. Elizabeth Danehy Michael S. Lucy, Leo Silvestrini Richard A. Samuels, Esq. Steven V. Camerino, Esq.

[For copies of the Agency Agreement and a Management Services Agreement filed with the New Hampshire Public Utilities Commission pursuant to this letter, see Exhibits B-1 and B-2 of the Application/Declaration on Form U-1 which are incorporated herein by reference and were filed with the SEC confidentially on Form SE in paper format]